Exhibit 99.1

Inuvo to Present at Sidoti’s Semiannual Micro-Cap Conference on June 14th
 and Marcum’s Inaugural MicroCap Conference on June 20th

New York, NY – June 13, 2012 -- Inuvo® (NYSE Amex: INUV), an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, announced that Peter Corrao, President and Chief Executive Officer, will be presenting at Sidoti’s Semiannual Micro-Cap conference on June 14th at the Grand Hyatt New York, and at Marcum’s Inaugural MicroCap Conference on June 20th, 2012 at New York City’s Roosevelt Hotel.

Sidoti Presentation Details
●	Date: Thursday, June 14, 2012
●	Time: 4:00 PM
●	Location: The Grand Hyatt Hotel, 109 East 42nd Street, New York, NY

Marcum Presentation Details
●	Date: Wednesday, June 20, 2012
●	Time: 9:00 AM
●	Location: The Roosevelt Hotel, 45 East 45th Street, New York, NY
●	Webcast: http://execvid.com/marcum-microcap-conference-2012

The Marcum MicroCap Conference is an invitation only event dedicated to introducing top fund manager and other qualified high net worth investors to the very best, undiscovered companies under $500 million in market capitalization.  The conference that will feature presentations by CEOs and CFOs of promising high-growth companies, the top picks by some of the most astute analysts following small caps, and thoughtful commentary on successful investment strategies and sectors.  In this first year, nearly 500 executive, finance, and legal personnel, bankers, directors, and service providers are expected to be in attendance.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

About Sidoti & Company, LLC
Sidoti & Company, LLC, founded in 1999, continues to set the Wall Street standard for independent small-cap equity research, while rapidly becoming a driving force in micro-cap research, launching coverage of more than 100 equities of $200 million market cap or less since inception in mid-2010. Its analysts mine dozens of industries to provide unbiased, institutional-quality research focusing on the investment merits of profitable companies at a sub-$3 billion market cap, and it anticipates extending coverage to 700 small-cap equities by the end of 2012.

About Marcum LLP
Marcum LLP is one of the largest independent public accounting and advisory services firms in the nation. Ranked among the top firms in the nation, Marcum offers the resources of more than 1,100 professionals, including more than 150 partners, in 23 offices throughout New York, New Jersey, Massachusetts, Connecticut, Pennsylvania, California, Florida, Grand Cayman, China and Hong Kong. The Firm's presence runs deep with full service offices strategically located in major business markets. Marcum is a member of the Marcum Group, the gateway to a group of organizations that provide a variety of professional services including accounting and advisory, technology solutions, recruiting, and wealth management. These organizations include Marcum LLP; Marcum Technology LLC; MarcumBuchanan Associates LLC; Marcum Search LLC; Marcum Financial Services LLC; Marcum Cronus Partners LLC; Marcum Bernstein and Pinchuk LLP; and Marcum Healthcare LLC.LLC; Marcum Financial Services LLC; Marcum Cronus Partners LLC; Marcum Bernstein and Pinchuk LLP; and Marcum Healthcare LLC.

Contact:
Inuvo, Inc.
Wally Ruiz, 212-231-2000 Ext. 160
Chief Financial Officer
wallace.ruiz@inuvo.com

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net